Morgan Stanley	Free Writing Prospectus to Preliminary Pricing Supplement No. 3,550 Registration Statement Nos. 333-221595; 333-221595-01 Dated March 3, 2020; Filed pursuant to Rule 433

5-Year SPX Callable Buffered Range Accrual Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, prospectus supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing Entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying:	S&P 500® Index (SPX)
Contingent early redemption:	Beginning after one year, we have the right to redeem the securities monthly
Barrier level:	85%
Buffer amount:	15% of principal (85% max loss)[1]
Contingent monthly coupon:	At a rate of 5.00% per annum, accruing based on the number of index business days in the relevant coupon payment period on which the index closing value of the underlying is greater than or equal to the barrier level
Coupon payment dates:	Monthly
Redemption dates :	Beginning after one year, monthly
Pricing date:	March 26, 2020
Final valuation date :	March 26, 2025
Maturity date:	March 31, 2025
CUSIP:	61770FRM0
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000095010320004067/ dp122771_424b2-ps3550.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity[1] (if the securities have not been previously redeemed)
Change in Underlying	Payment at Maturity (excluding any coupon payable at maturity)
+40%	$1,000.00
+30%	$1,000.00
+20%	$1,000.00
+10%	$1,000.00
0%	$1,000.00
-10%	$1,000.00
-15%	$1,000.00
-20%	$950.00
-30%	$850.00
-40%	$750.00
-50%	$650.00
-60%	$550.00
-70%	$450.00
-80%	$350.00
-90%	$250.00
-100%	$150.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	The securities provide a minimum payment at maturity of only 15% of your principal.

•	You will receive reduced contingent monthly coupon payments, or no contingent monthly coupon payments at all, if the index closing value remains below the barrier level for extended periods of time.

•	The securities are subject to our redemption right.

•	Investors will not participate in any appreciation in the value of the underlying index.

•	If there are no accrual days in any coupon payment period, we will not pay any contingent monthly coupon on the securities for that coupon payment period and the market value of the securities may decrease significantly.

•	The market price will be influenced by many unpredictable factors.

•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	The estimated value of the securities is approximately $950.90 per security, or within $30.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	Not equivalent to investing in the underlying index.

•	The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 5-year term of the securities.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

•	Hedging and trading activity by our affiliates could potentially affect the value of the securities.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

•	Adjustments to the underlying index could adversely affect the value of the securities.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities– Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.